Exhibit 10.a



                 EXCLUSIVE AGREEMENT FOR DISTRIBUTION OF PRODUCT


THIS AGREEMENT, is made and entered into this 3rd day of January, 2001, by and between Reink Imaging USA Ltd. ("Reink"), a Delaware corporation having its principal place of business in Pennsauken, New Jersey, and Reusable Technologies, Inc. ("Reusable"), a Florida corporation having its principal of business in Miami, Florida.

                                 R E C I T A L S

     WHEREAS, Reink manufacturers various imaging products including, but not limited to, bulk ink and ink-jet refill kits and their components; and

     WHEREAS, Reink desires to contract with one (1) company to distribute its products to the wholesale and retail markets worldwide; and

     WHEREAS, Reusable is desirous as acting as the exclusive distributor of certain Reink products in the area and scope of activity as hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby mutually agree as follows:

         1.       Exclusivity.
                  -----------

                  1.1 The purpose of this Agreement is to provide the parties with a platform to develop and maintain a substantial volume of sales of Reink products within a designated territory so as to solicit and procure orders and contracts for the sale of the Reink products.

                  1.2 Reink hereby designates Reusable as its exclusive distributor for wholesale and retail markets of certain of the Reink products as hereinafter set forth worldwide.

                  1.3 At all times material to the Agreement, the parties agree that Reusable shall be an independent contractor.

                  1.4 The parties agree that Reink shall place no restrictions on the number of accounts handled by Reusable; however, Reusable agrees to refrain from the sale of any items considered to be competitive either directly or indirectly with the Reink products as hereinafter set forth in
Schedule 4.1 unless provided with written authorization to the contrary by Reink.

         2.       Term of Agreement.
                  -----------------

                  2.1 The term of this Agreement shall commence on February 1, 2001, and continue thereafter until January 31, 2003,


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subject to certain terms, conditions, and requirements which shall hereinafter be set forth.

                  2.2 At any time after the expiration of eighteen (18) months from the commencement of this Agreement, and upon ninety (90) days written notice by Reusable to Reink, and provided Reusable is in full compliance with all terms of this Agreement, and further, that Reusable has achieved minimum sales of twelve million dollars ($12,000,000); then, at the sole option of Reusable, Reusable may opt to extend this Agreement for an additional two (2) year term commencing February 1, 2003 and ending January 31, 2005, with guaranteed monthly sales levels of twelve percent (12%) above the levels in 2002.

         3.       Territory Defined.
                  -----------------

                  3.1 The parties agree that Reusable shall be the exclusive distributor for Reink products hereinafter set forth for the wholesale and retail markets worldwide.

         4.       Products.
                  --------

                  4.1 Reusable shall have the exclusive right to distribute to the wholesale and retail markets worldwide all inkjet refill kits, replacement packs and all their associated components (excluding bulk ink, unless specifically formulated for Reusable, and as such, would require Reusable's prior written approval before it could be offered to anyone).

         5. Purchase Requirements of Reusable. Reusable guaranties the monthly purchase of Products (minimum order size not less than $10,000) in accordance with Schedule 5.0 appended hereto and as follows:

                  5.1 For the year commencing February 1, 2001, and ending January 31, 2002, Reusable shall guarantee the purchase and delivery of Reink Products in an amount not less than $5,000,000.

                  5.2 For the year commencing February 1, 2002, and ending January 31, 2003, Reusable shall guarantee the purchase and delivery of Reink Products in an amount not less than $7,000,000.

         6.       Product Pricing.
                  ---------------

                  6.1 The Products to be sold will be priced in accordance with the Schedule appended hereto as Schedule 4.1.

                  6.2 The Product price may only be changed by the mutual consent of the parties, which consent must be in place at least sixty
(60) days prior to a price change.

                  6.3 Reink will make all reasonable efforts to maintain competitive pricing.





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         7.       Product Delivery.
                  ----------------

                  7.1 Reink will use its best efforts to ensure the timely delivery of all Products provided as follows:

                           7.1.1 Delivery of products shall not be less than sixty (60) days from receipt of a written purchase order; and

                           7.1.2 Reusable will provide Reink with all labeling and packaging information at the time the purchase order is placed; and

                           7.1.3 For each purchase order Reusable provides to Reink shipping information within thirty (30) days prior to shipment of a purchase order; and

                           7.1.4 Reusable will not change any aspect of the purchase order after ten (10) days from the date of issuance of the purchase order unless the change is agreed to by Reink in writing.

         8.       Payment of Product by Reusable.
                  ------------------------------


                  8.1 Payment Schedule. Reusable shall promptly remit payment to Reink the first (1st) day after Reusable receives written verification of the physical receipt (signed Bill of Lading) of the Products from Reusable's warehouse agent, Reusable, the Recipient of the Products, or written verification from Reink documenting delivery.


                  8.2 Payment Guaranty. Reusable will provide a payment guaranty from AAAA's World Import-Export, Inc. to guaranty the payment of the purchase of all product sold to or by Reusable and thereto pursuant to this Agreement for the period commencing
February 1, 2001 through July 31, 2001.

                  8.3 Payment Discounts. Until the product reaches its shipping destination, Reink provides insurance on the product. In lieu of providing a credit for the return of products because of defects or damage to products which occurred during shipping, Reink will allow Reusable to deduct two percent (2%) from the invoice for payment of each purchase order. In consideration of the 2% discount, Reusable will not return any product to Reink, except as hereinafter set forth in sub-paragraph 10.4.

         9.       Trade Secrets/Non-Competition.

                  9.1      Trade Secrets.

                           9.1.1 Provided this Agreement is consummated as set forth herein, Reusable and Reink promises and agrees that they both will not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired during the course of this Agreement between Reusable and Reink and/or its related business entities. As used herein "trade secret" means the whole or any portion or phase


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         of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of Reusable and Reink's business and which provides Reusable and Reink an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. "Trade secret" also includes any scientific, technical, or commercial information, including any design, list of suppliers, list of customers, or improvement thereof, as well as pricing information or methodology, contractual arrangement with vendors or suppliers, business development plans or activities, or Buyer financial information. However, "trade secret" shall not include information that is known to the public generally or is obtained through sources outside Buyer, or through normal course of business.

                           9.1.2 [LEFT BLANK INTENTIONALLY].


                           9.1.3 Provided this Agreement is consummated as set forth herein, then for a period of twelve (12) months from the execution of this Agreement, Reusable and Reink each promise and agree that it will not, without the express written consent of the other, which consent will not be unreasonably withheld, directly or indirectly employ, or directly or indirectly solicit to employ as a consultant or employee, any person who is exclusively employed as a consultant or employee of the other as of February 1, 2001, or any person who was an employee or consultant of Reink during the six (6) months preceding February 1, 2001. The employment of Brad Garrison by either party is excepted from this paragraph.


                  9.1.4 Injunctive Relief. In recognition of the possibility that any violation of this provision by Reusable or Reink may cause irreparable or indeterminate damage or injury to the other, each expressly stipulates and agrees that the other shall be entitled, upon five (5) business days written notice to the other, to obtain an injunction from any court of competent jurisdiction restraining any violation or threatened violation of this provision. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies Reink or Reusable may have for damages.

         10.      Product Warranties.
                  ------------------

                  10.1 Reink will provide limited warranty coverage for the Products, the scope and language of said warranty coverage to be as mutually agreed upon by the parties.

                  10.2 Any change in the warranty language referred to in paragraph 10.1 must be pre-approved by Reink and Reusable in writing.

                  10.3 Reink will provide Reusable with umbrella product liability coverage under the existing Reink policy.

                  10.4 In the event that Reink Delivers product that is


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proven defective or not suitable for its intended use, but not as the result of any damage from the shipping of the product (see subparagraph 8.3), then Reink, at Reink's expense, shall accept the return of the product or provide Reusable with a payment credit for the defective or unsuitable product.

         11.      General Representations and Warranties.
                  --------------------------------------

                  11.1 By Reink:
                       --------

                           11.1.1 Reink is fully able, authorized and empowered to execute and deliver this Agreement and any other agreement or instrument contemplated by this Agreement and to perform its covenants and agreements hereunder and thereunder. This Agreement and any such other agreement or instrument, upon execution and delivery by Reink (and assuming due execution and delivery hereof and thereof by the other parties hereto and thereto), will constitute valid and legally binding obligations of Reink, in each case enforceable against the Reink in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditor's rights generally.

                           11.1.2 Reink is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted. Neither the location of its assets nor the nature of its business requires it to be so qualified in any other jurisdiction.

                           11.1.3 Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien upon the Shares pursuant to the terms of any contract or agreement to Reink is a party or the Company or its respective assets are bound.

                           11.1.4 The Company is not (i) in violation of any judgment, order, injunction, award or decree which is binding on the Company or any of its assets, properties, operations or business which violation, by itself or in conjunction with any other such violation, would materially and adversely affect the consummation of the transaction contemplated hereby; or (ii) in violation of any law or regulation or any other requirement of any governmental body, court or arbitrator relating to it, or the Company's assets, operations or businesses which violation, by itself or in conjunction with other violations of any other law, regulation or other requirement, would materially adversely affect the consummation of the transaction contemplated hereby.



                           11.1.5 All requisite consents of third parties, including, but not limited to, court, governmental or other regulatory agencies, federal, state or municipal, required to be received by or on the part of the Company for the execution and delivery of this Agreement or the performance of the Company's respective obligations hereunder will be obtained and are in full force and effect. The Company has fully complied with all conditions of such consents and written proof thereof, if any, will be delivered to Buyer by Seller on or before Closing.

                           11.1.6 Reink will use its best efforts to deliver all orders with the targeted delivery dates as more specifically set forth herein.

                           11.1.7 Reink will exclusively sell to Reusable the components (exclusive of bulk ink) for the products specified in this Agreement.

                           11.1.8 Reink will make all reasonable efforts to maintain competitive pricing.

                           11.1.9 Reink will refrain from taking any action which would be detrimental to the sales efforts of the products sold by Reusable.

                 11.2     By Reusable:

                           11.2.1 Reusable is fully able, authorized and empowered to execute and deliver this Agreement and any other agreement or instrument contemplated by this Agreement and to perform its covenants and agreements hereunder and thereunder. This Agreement and any such other agreement or instrument, upon execution and delivery by Reusable (and assuming due execution and delivery hereof and thereof by the other parties hereto and thereto), will constitute valid and legally binding obligations of Reusable, in each case enforceable against Reusable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditor's rights generally.
                           11.2.2 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted. Neither the location of its assets nor the nature of its business requires it to be so qualified in any other jurisdiction.

                           11.2.3 Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien upon the Shares pursuant to the terms of any contract or agreement to the Company is a party or the Company or its respective assets are bound.

                           11.2.4 The Company is not (i) in violation of any judgment, order, injunction, award or decree which is binding on the Company or any of its assets, properties, operations or business which violation, by itself or in conjunction with any other such violation, would materially and adversely affect the consummation of the transaction contemplated hereby; or (ii) in violation of any law or regulation or any other requirement of any governmental body, court or arbitrator relating to it, or the Company's assets, operations or businesses which violation, by itself or in conjunction with other violations of any other law, regulation or other requirement, would materially adversely affect the consummation of the transaction contemplated hereby.

                           11.2.5 All requisite consents of third parties, including, but not limited to, court, governmental or other regulatory agencies, federal, state or municipal, required to be received by or on the part of the Company for the execution and delivery of this Agreement or the performance of the Company's respective obligations hereunder will be obtained and are in full force and effect. The Company has fully complied with all conditions of such consents and written proof thereof, if any, will be delivered to Buyer by Seller on or before Closing.

                           11.2.6 Reusable guaranties to purchase each month the minimum units of Product set forth in Schedule 5.0 appended hereto.

                           11.2.7 Reusable will refrain from taking any action which would be detrimental to the sale of Reink products.


         12.      Packaging.
                  ---------

                  12.1 Reusable will be responsible for, and bear the cost of, all packaging of Reink Product except where packaging is included in the price.

                  12.2 Reusable must obtain the written approval of Reink for the design and content of any packaging bearing the Reink(a) brand.

         13. Customer Lists. Upon execution of this Agreement Reink will provide Reusable with a current customer list for the Products specified in this Agreement and, further, Reink will provide Reusable with any leads of which Reink becomes aware concerning the Products.


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         14. Technical Support and Product Testing. Reink will continue to provide quality assurance on deliverable product, on- going technical support, and product testing. Reink will also, upon written request from Reusable, provide at no cost to Reusable, quality assurance concerning the Products, inclusive of any improvements thereto, technical support, and product testing.

         15.      Termination of Agreement.
                  ------------------------

                  15.1 If By Reink:

                           15.1.1 If Reusable fails to make any payment when due pursuant to this Agreement.

                           15.1.2 If Reusable misrepresents or breaches any term, provision, representation, warranty, or covenant in this Agreement unless otherwise limited or modified herein.

                           15.1.3 Alternatively, if Reusable fails to meet the minimum monthly guaranty purchase of Reink Products for two (2) consecutive months, then, thereafter, at the sole election of Reink, Reink may sell Products directly to retail customers or wholesale distributors, until such time as Reusable can comply with the purchasing demands of Reink, as outlined in Schedule 5.0.

                  15.2 If by Reusable:

                           15.2.1 If Reink fails to timely deliver product as set forth in this Agreement.

                           15.2.2 If Reink misrepresents or breaches any term, provision, representation, warranty or covenant in this Agreement unless otherwise limited or modified herein.

                           15.2.3 Alternatively, if Reink is unable to provide Product in accordance with the purchase orders from Reusable for two
         (2) consecutive months, then, at the sole election of Reusable, Reusable may acquire product from sources other than Reink until such time as Reink can comply with the production demand of Reusable, as outlined in Schedule 5.0.

                  15.3     By Either Party:

                           15.3.1  With mutual consent of the other.

                  15.4     Methodology of Termination.

                           15.4.1 Upon the event of a default, the non- defaulting party shall provide written notice of default and intent to terminate this Agreement to the other party. Written notice shall be deemed effected if sent by any means of delivery which shall provide receipt of delivery.

                           15.4.2        Upon the receipt of written notice, the


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         defaulting party shall have twenty (20) business days to cure the default; otherwise, this Agreement shall be deemed terminated. This subparagraph includes any non-payment in accordance with paragraph 15.1.1.

         16. Litigation. Each party warrants and represents, as of the date of this Agreement, that it is not subject to any outstanding orders, writs, injunctions or decrees of any court or arbitration tribunal or any governmental department, commission, board, agency or instrumentality, domestic or foreign, against, involving or affecting the business, properties or employees of the parties, or affecting each parties right to enter into, execute and perform this Agreement. There are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations, relating to or arising out of the business, property or employees of the parties or, to the knowledge of the parties, threatened against or affecting the parties.

         17. Expenses. The parties agree that each of them will be responsible for and bear all of its own costs and expenses in connection with this Agreement, including, without limitation, all attorneys, accountants, or other professional fees incurred by it. The parties agree that no broker or finder is or will be due any fee or other compensation in connection with this Agreement.

         18. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which counterparts collectively shall constitute one instrument representing the agreement between the parties hereto. It shall not be necessary that any one counterpart be signed by all of the parties hereto as long as each of the parties has signed at least one counterpart. This Agreement may be executed via facsimile and the facsimile signatures of each of the parties shall be valid and binding on such parties.

         19. Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision in it.

         20. Invalidity of Provisions. The unenforceability, for any reason, of any term, condition, covenant or provision of this Agreement shall neither limit nor impair the operation, enforceability or validity of any other terms, conditions, provisions or covenants of the Agreement.

         21. Construction. This Agreement shall not be construed against either party regardless of who is responsible for its drafting.

         22. Arbitration. In the event that any dispute arises under this Agreement which cannot be resolved between the parties, the parties hereto stipulate and agree to submit such dispute to non- binding pre-suit mediation. The parties shall select a mediator from the list of certified Circuit Court mediators maintained by the office of the Palm Beach County Circuit Court and no suit shall be filed until ten (10) days after the mediator has declared an impasse.

         23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflict of laws rules of the State of Florida. The parties agree that any action brought by and party against another party in connection with any rights or obligations arising out of this Agreement shall be instituted properly in a federal or state court of competent jurisdiction with venue only in the United States District Court for the Southern District of Florida, West Palm Beach Division. A party to this Agreement named as a Defendant in any action brought in connection with this Agreement in any court outside of the above named designated district shall have the right to have the venue of said action changed to the above designated district or, if necessary, have the case dismissed, requiring the other party to refile such action in an appropriate court in the above designated federal district. If a party is not a resident of or does not maintain a presence in the above designated state in which the designated county of venue is situated, then such party hereby consents to personal jurisdiction of a court of competent subject matter jurisdiction located in the above-designated state and county of federal district. The parties acknowledge that this Agreement is executed in, and that a material portion of each party's obligations under this Agreement are to be performed in, the above designated federal district.

         24. Good Faith Efforts and Further Steps. The parties to this Agreement covenant to use their best efforts in good faith to comply with the provisions of this Agreement, both before and after execution of this Agreement or any documents required by this Agreement. In this regard the parties agree to take such further steps and execute such documents as are reasonably required by another party.

         25. Assignment. Reusable may not assign the rights and obligations hereunder without the prior written consent of Reink.

         26. Entire Agreement. This Agreement constitutes the entire Agreement of the parties and may not be amended or modified except in writing signed by all parties. All prior understandings and agreements among the parties are merged in this Agreement. Any prior agreements among any of the parties to this Agreement concerning the subject hereof are hereby declared null and void.

         27. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid and addressed as follows:

If to Reink:                                William Gallagher, CEO & President
                                            Reink Imaging USA, Ltd.
                                            2550 Haddonfield Road
                                            Pennsauken, New Jersey 08110

With a copy to:                             David A. Carter, Esq.
                                            David A. Carter, P.A.
                                            2300 Glades Road, Suite 210W
                                            Boca Raton, FL 33431

If to Reusable:                             Thomas J. Irvine, CEO & President
                                            Reusable Technologies, Inc.
                                            11400 N.W. 32nd Avenue
                                            Miami, Florida 33167

With a copy to:                             Howard Gordon, Esq.
                                            Fowler, White, et al.
                                            100 S.E. 2nd Street, 17th Floor
                                            Miami, Florida 33131

         28. Attorney Fees and Costs. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred including attorney's fees for services rendered in connection with any enforcement or breach of contract, including appellate proceedings and post judgment proceedings. In connection with any legal fees for the transactions herein contemplated, this parties will each pay their own legal fees and costs.

         29. Successors. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, assigns and personal representatives.

         30. Legal Advice. The parties acknowledge that each has been represented and advised by separate counsel and have signed this document of their own volition.

                                                              REINK CORP.


                                                   By:/s/ William Gallagher
                                                     ---------------------------
                                                          William Gallagher
                                                   Its: CEO and President


                                                   REUSABLE TECHNOLOGIES, INC.


                                                   By:/s/ Thomas J. Irvine
                                                     ---------------------------
                                                          Thomas J. Irvine
                                                          Its: CEO and President